Exhibit 99.(d)(13)

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

By and among

Venerable Investment Advisers, LLC

and

Russell Investment Management, LLC

and

Numeric Investors LLC

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

Dated August 28, 2025, by and among Venerable Investment Advisers, LLC (“VIA”), Russell Investment Management, LLC (“Sub-Adviser”), and Numeric Investors LLC (“Non-Discretionary Sub-Adviser”).

WHEREAS, VIA acts as the manager of Venerable Variable Insurance Trust (the “Investment Company”) pursuant to the terms of an Investment Management Agreement with the Investment Company. VIA is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, Sub-Adviser acts as a sub-adviser of the Investment Company pursuant to the terms of a Sub-Management and Compliance Services Agreement with the Investment Company and VIA. Sub-Adviser is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Act.

WHEREAS, Investment Company, a Delaware statutory trust, is registered as an open-end management investment company under the Act. The Investment Company is a “series” company that issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies. This Agreement relates only to the series of the Investment Company listed in Exhibit A (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, VIA has overall responsibility for the management of each Fund and has engaged Sub-Adviser to provide the day-to-day management of the Funds’ portfolios pursuant to investment guidelines provided by VIA.

WHEREAS, VIA desires that one or more investment advisers appointed by VIA, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”) and the Funds’ shareholders, if required by law, create and provide a list of recommended investments and weightings for all or a portion of each Fund’s investment portfolio.

WHEREAS, VIA, Sub-Adviser and the Non-Discretionary Sub-Adviser desire to enter into this Non-Discretionary Sub-Management Agreement (this “Agreement”), pursuant to which the Non-Discretionary Sub-Adviser will serve as a non-discretionary sub-adviser to the Funds, and will create and provide a list of recommended investments and weightings for all or a portion of each Fund’s investment portfolio. The Non-Discretionary Sub-Adviser will be an “investment adviser” to the Funds as defined in Section 2(a)(20) of the Act.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.	Appointment as a Non-Discretionary Sub-Adviser.

(a)	VIA, being duly authorized, hereby appoints and employs the Non-Discretionary Sub-Adviser as a non- discretionary investment adviser to the Funds, on the terms and conditions set forth herein, for those assets of the Funds that VIA determines for Non-Discretionary Sub-Adviser to advise (those assets being referred to for the Funds individually and collectively as the “Advisory Account”) in accordance with the Investment Guidelines (as defined in Section 5) for the Funds provided by VIA. The Non-Discretionary Sub-Adviser acknowledges and agrees that VIA maintains ultimate discretion over the Advisory Account and VIA may determine at any given time that no Fund assets will be advised by Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser also acknowledges and agrees that VIA has given authority to Sub-Adviser to execute all portfolio trading for the Funds including for the Advisory Account.

(b)	Non-Discretionary Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by VIA, Sub-Adviser, or the Investment Company to the Non-Discretionary Sub-Adviser, have no authority to act for or be deemed an agent of VIA, Sub-Adviser, the Investment Company, or the Advisory Account in any way.

2.	Acceptance of Appointment. Non-Discretionary Sub-Adviser accepts the appointment as a non-discretionary investment adviser and agrees to advise the Advisory Account in accordance with the terms and conditions of this Agreement. In performing its obligations under this Agreement, the Non-Discretionary Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

3.	Standard of Performance. The Non-Discretionary Sub-Adviser shall exercise all due diligence and vigilance in carrying out its functions, powers, and duties under this Agreement including the degree of care, diligence, and skill that a reasonably prudent manager would exercise under the circumstances.

4.	Services of Non-Discretionary Sub-Adviser.

(a)	Non-Discretionary Sub-Adviser is hereby appointed to recommend portfolio securities for the Advisory Account by creating a list of recommended investments and weightings for consideration in managing the Advisory Account (the “Model Portfolio”). The Model Portfolio will be sent by the Non-Discretionary Sub-Adviser to VIA and the Sub-Adviser in accordance with procedures supplementally provided to and reviewed by the Non-Discretionary Sub-Adviser. Non-Discretionary Sub-Adviser is not authorized to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account. Other than Non-Discretionary Sub-Adviser’s responsibilities to make the recommendations contained in the Model Portfolio and to deliver the Model Portfolio, and to provide such other information, reports, records or advice expressly described in this Agreement, Non-Discretionary Sub-Adviser has no authority or responsibility to manage the Advisory Account and shall have no liability with respect to such management.

(b)	In providing the Model Portfolio, Non-Discretionary Sub-Adviser:

(i)	Understands that the Funds must comply with applicable provisions of the Act, the rules and regulations promulgated thereunder, and other applicable requirements of state or federal laws, including certain rules and regulations applicable to registered investment companies approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder, and all applicable laws in the jurisdiction where the Non-Discretionary Sub-Adviser is located, as amended from time to time (collectively, “Relevant Law”). For the avoidance of doubt, the Non-Discretionary Sub-Adviser shall not be responsible for the overall compliance of the Funds with the Act.

(ii)	Shall cause the Model Portfolio to comply with the Investment Guidelines for the Advisory Account furnished pursuant to Section 5;

(iii)	Shall comply with this Agreement;

(iv)	Shall be subject to the supervision and oversight of the Board; and

(v)	Shall be subject to such reasonable instructions as the Board, VIA, or Sub-Adviser may communicate to Non-Discretionary Sub-Adviser; provided that Non-Discretionary Sub-Adviser shall be given sufficient time to comply with such instructions and shall not be liable for any non-compliance with instructions not provided on a timely basis.

Non-Discretionary Sub-Adviser shall immediately notify VIA and Sub-Adviser if it is unable to comply with any of the foregoing.

(c)	VIA shall provide Non-Discretionary Sub-Adviser with the Investment Guidelines, and any changes thereto, on a timely basis and shall cooperate with Non-Discretionary Sub-Adviser in addressing any issues raised by Non-Discretionary Sub-Adviser relating to such Investment Guidelines or other instructions relating to the Advisory Account or the Investment Guidelines. VIA and Sub-Adviser shall comply with this Agreement.

(d)	Non-Discretionary Sub-Adviser shall be responsible for the Model Portfolio’s compliance with the Investment Guidelines at each time that the Model Portfolio is delivered to VIA and Sub-Adviser. To the extent the Model Portfolio is not in compliance with the Investment Guidelines at the time of delivery to VIA and Sub-Adviser, Non-Discretionary Sub-Adviser shall reimburse VIA, Sub-Adviser or the applicable Fund for any and all losses, costs or damages incurred by it directly resulting from Non-Discretionary Sub-Adviser negligently providing a Model Portfolio that did not comply with the Investment Guidelines . It is understood and agreed that the Model Portfolio is intended to comply with, and have the Advisory Account comply with, the Investment Guidelines at the time of delivery, and the Non-Discretionary Sub-Adviser shall not be liable for any non-compliance with the Investment Guidelines following such delivery.

(e)	If for any reason which is beyond the control of the Non-Discretionary Sub-Adviser, including market movements, contributions to or withdrawals from the Advisory Account, or a change in the nature of any investment (whether through change in business activity or credit rating), the Advisory Account ceases to comply with the Investment Guidelines, VIA and/or Sub-Adviser may request and the Non-Discretionary Sub-Adviser shall promptly provide a Model Portfolio that remedies the non- compliance. Non-Discretionary Sub-Adviser shall not be responsible or liable for such non-compliance described in this Section 4(e).

(f)	At VIA’s or the Sub-Adviser’s reasonable request, Non-Discretionary Sub-Adviser will consult with VIA or the Sub-Adviser with respect to any recommendation made by Non-Discretionary Sub-Adviser with respect to the investments of the Advisory Account.

(g)	To the extent another investment adviser to the Fund, including any sub-adviser, on behalf of the Fund, (i) acquires any security in reliance on Rule 10f-3 under the Act; (ii) acquires any security in reliance on Rule 12d3-1 under the Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the Act (including in connection with a Rule 17e-1 transaction), and the Non-Discretionary Sub-Adviser (or its affiliated person) is causing the need for the acquisition or transaction to rely on such Rule, the Non-Discretionary Sub-Adviser will not consult with the other investment adviser with respect to transactions of the Fund in securities or other assets.

(h)	Understanding that the Fund is valued on a daily basis, Non-Discretionary Sub-Adviser shall provide timely assistance to VIA and/or the Fund’s sub-administrator in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Advisory Account for which VIA and/or the Fund’s sub-administrator seeks assistance from Non-Discretionary Sub-Adviser or identifies for review by Non-Discretionary Sub-Adviser. This assistance shall include (but is not limited to):

(i)	designating and providing reasonable access to one or more employees of Non-Discretionary Sub-Adviser who are, or were at the time of the transaction, knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Non-Discretionary Sub-Adviser for consultation with VIA and/or the Fund’s sub-administrator upon reasonable advance notice to the extent it is reasonably practicable to provide such access;

(ii)	assisting VIA and/or the Fund’s sub-administrator in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Advisory Account (to the extent reasonably practicable);

(iii)	confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Non-Discretionary Sub-Adviser to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)	taking into account the time sensitive nature of the matter, promptly informing VIA and/or the Fund’s sub-administrator of significant developments that in the judgment of the Non-Discretionary Sub-Adviser affect the value of any security or other asset held in the Advisory Account with respect to the aforementioned fair valuation recommendations that have been made by the Non-Discretionary Sub-Adviser; and

(v)	maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder and providing such information to VIA and/or the Fund’s sub-administrator upon request, with such records being deemed Fund records.

5.	Investment Objectives, Policies and Restrictions. VIA shall provide the Non-Discretionary Sub-Adviser with a statement of the investment objectives and policies of the Funds and any specific investment restrictions applicable to the Advisory Account, as amended from time to time (the “Investment Guidelines”). VIA retains the right, on reasonable prior written notice to the Non-Discretionary Sub-Adviser, to modify the Investment Guidelines in any manner at any time and the Non-Discretionary Sub-Adviser shall comply with the amended Investment Guidelines in accordance with the timelines established for such change; provided, that the Sub-Adviser shall not be liable for complying with amended Investment Guidelines not provided to the Sub-Adviser on a timely basis.

6.            Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)	Exercise of Voting Rights. The Non-Discretionary Sub-Adviser will not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Advisory Account, but will, at the reasonable written request of VIA or the Sub-Adviser, provide VIA or the Sub-Adviser with its recommendations as to such voting.

(b)	Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Advisory Account or to advise or take any action with respect to any litigation shall remain with VIA, and the Non-Discretionary Sub-Adviser shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of VIA or the Advisory Account. However, the Non-Discretionary Sub-Adviser shall, to the extent reasonable, consult with VIA at VIA’s request in this regard.

7.            Reports and Records.

(a)	The Non-Discretionary Sub-Adviser shall:

(i)	Maintain, keep current and preserve any records that are required to be maintained by it under the Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”).

(ii)	Provide such information that is reasonably requested by VIA or the Sub-Adviser and is complete and accurate in all material respects, and is within the reasonable control of the Non-Discretionary Sub-Adviser, regarding the Model Portfolio as is necessary to assess the Non-Discretionary Sub-Adviser’s compliance with this Agreement and the Advisory Account’s compliance with the Investment Guidelines.

(iii)	Keep the Model Portfolio under review and confer with VIA or the Sub-Adviser as VIA or the Sub-Adviser may reasonably request regarding the Model Portfolio.

(iv)	Provide VIA or the Sub-Adviser with such periodic reports concerning the Model Portfolio as VIA or the Sub-Adviser may from time to time reasonably request.

(v)	With the consent of VIA, or as required by law upon notice to VIA, give any information and assistance and make available any records relating to the Model Portfolio reasonably requested by the auditors of the Fund, or to the SEC or any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)	Promptly provide to VIA any other information VIA requests because such information is required by the Investment Company to fulfill the Investment Company’s obligations under its Declaration of Trust or any Relevant Law, and, if requested by VIA, promptly provide the information required by VIA to fulfill VIA’s obligations under the Act or the Advisers Act.

(vii)	Provide access to, and a copy of, the accounts and other records relating to the Model Portfolio whenever reasonably requested by VIA or the Sub-Adviser to any person duly authorized by VIA or the Sub-Adviser.

(viii)	Within ten (10) business days of each calendar quarter end, the Non-Discretionary Sub-Adviser’s compliance officer shall complete and deliver a compliance questionnaire to VIA and/or the Sub-Adviser (and the Sub-Adviser shall provide any such questionnaire to VIA), certifying that no material breaches of any applicable Fund policy or procedure have occurred in relation to the Model Portfolio, unless such breach is permitted by the Investment Guidelines or instruction from VIA or the Sub-Adviser.

(b)	The Sub-Adviser shall:

(i)	maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time); and

(ii)	provide Non-Discretionary Sub-Adviser with such periodic reports concerning the status of the Model Portfolio as the Non-Discretionary Sub-Adviser may from time to time reasonably request.

8.	Fees for Services. The compensation of the Non-Discretionary Sub-Adviser for its services under this Agreement shall be paid by VIA, acting as manager for Investment Company, in accordance with Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). The Non-Discretionary Sub-Adviser agrees to look solely to VIA for payment of amounts payable to the Non-Discretionary Sub-Adviser hereunder. The Non-Discretionary Sub-Adviser shall disclose to VIA any monetary benefit, fee or commission received by it or any affiliate in relation to the provision of the Model Portfolio.

9.	Other Investment Activities of the Non-Discretionary Sub-Adviser. VIA and the Sub-Adviser acknowledge that the Non-Discretionary Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, VIA and the Sub-Adviser agree that the Non-Discretionary Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts that may differ from advice given in the form of or with respect to the Model Portfolio, provided that the Non-Discretionary Sub-Adviser acts in good faith, and provided, further, that it is the Non-Discretionary Sub-Adviser’s policy to recommend, within its reasonable discretion, investment opportunities for the Advisory Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Advisory Account and any specific investment restrictions applicable thereto. VIA and the Sub-Adviser acknowledge that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Advisory Account may have an interest from time to time, whether in transactions that may involve the Advisory Account or otherwise. The Non-Discretionary Sub-Adviser shall have no obligation to recommend for the Advisory Account a position in any investment which any Affiliated Account may acquire, and VIA and the Sub-Adviser shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Advisory Account or otherwise.

10.	Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit D, as may be amended from time to time, sets forth those persons who are authorized to: (a) execute this Agreement and any amendments to the Agreement; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

11.          Limitation of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties hereunder on the part of the Non-Discretionary Sub-Adviser, neither the Non-Discretionary Sub-Adviser nor any of its directors, officers, employees or affiliates shall be subject to liability to VIA, the Sub-Adviser, the Investment Company (including any Fund or Advisory Account), or any shareholder of the Investment Company (including any Fund) for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained relating to the purchase, holding, or sale of any security or other instrument by the Fund (including the Advisory Account). Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights that Investment Company, VIA and/or the Sub-Adviser may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)	Notwithstanding Section 11(a), to the extent that VIA or the Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts directly resulting from the willful misfeasance, bad faith or negligence of the Non-Discretionary Sub-Adviser pursuant to this Agreement, or reckless disregard of the Non-Discretionary Sub-Adviser’s obligations or duties hereunder, the Non-Discretionary Sub-Adviser shall indemnify VIA, the Sub-Adviser and each of their respective affiliates, officers, directors and employees (each a “VIA or Sub-Adviser Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the VIA or Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such VIA or Sub-Adviser Indemnified Party, directly resulting from such liability.

(c)	To the extent that the Non-Discretionary Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company (including any Fund or Advisory Account) or any shareholder of the Investment Company (including any Fund) (a “liability”) for any acts directly resulting from the willful misfeasance, bad faith or negligence of the Sub-Adviser, or reckless disregard of the obligations or duties of the Sub-Adviser hereunder or under the subadvisory agreement relating to the Investment Company, the Sub-Adviser shall indemnify the Non-Discretionary Sub-Adviser and each of its affiliates, officers, directors and employees (each a “Non-Discretionary Sub-Adviser Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by a Non-Discretionary Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Non-Discretionary Sub-Adviser Indemnified Party, directly resulting from such liability.

(d)	To the extent that the Non-Discretionary Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company (including any Fund or Advisory Account) or any shareholder of the Investment Company (including any Fund) (a “liability”) for any acts resulting from the willful misfeasance, bad faith or negligence of VIA, or reckless disregard of the obligations or duties of VIA hereunder or under the investment management agreement between VIA and the Investment Company, VIA shall indemnify each Non-Discretionary Sub-Adviser Indemnified Party from, against, for and in respect of all losses, damages, costs and expenses incurred by a Non-Discretionary Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Non-Discretionary Sub-Adviser Indemnified Party, directly resulting from such liability.

(e)	No party hereto shall bear any liability to the other parties for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

12.	Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Non-Discretionary Sub-Adviser understands that the holdings, performance or any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by VIA or the Sub-Adviser as the Fund’s agent in their discretion, including with respect to VIA’s or the Sub-Adviser’s investment advisory services to the Fund. VIA and the Sub-Adviser agree to treat the Model Portfolio delivered by the Non-Discretionary Sub-Adviser as Confidential Information and agree not to disclose or redistribute the Model Portfolio without the Non-Discretionary Sub-Adviser’s prior written consent to such disclosure or redistribution. The Non-Discretionary Sub-Adviser understands and agrees that the confidentiality obligations contained in this Section 12 will in no way limit or restrict VIA’s, the Sub-Adviser’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account as may be required by law, rule or regulation or as otherwise consistent with the Fund’s portfolio holdings disclosure policy.

Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but in any event using a reasonable standard of care, to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information in connection with their employment or professional services to the Fund; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

No party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality (unless, by the nature of the circumstances surrounding the disclosure, such information ought in good faith be viewed and treated as proprietary or confidential); (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

13.	Assignment/Change in Ownership. This Agreement shall terminate automatically in the event that it is assigned by any party.

The Non-Discretionary Sub-Adviser shall notify VIA and the Sub-Adviser in writing: (1) of any proposed change in ownership of the Non-Discretionary Sub-Adviser and whether that change in ownership may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of the Non-Discretionary Sub-Adviser; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If the Non-Discretionary Sub-Adviser determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, the Non-Discretionary Sub-Adviser shall provide VIA and the Sub-Adviser, at the Non-Discretionary Sub-Adviser’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If the Non-Discretionary Sub-Adviser would not otherwise obtain a Legal Opinion, VIA or the Sub-Adviser may, in its sole discretion, determine that the Non-Discretionary Sub-Adviser may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable VIA and the Sub-Adviser to review the Legal Opinion or legal memorandum and, if required, take the steps necessary to consider a new agreement with the Non-Discretionary Sub-Adviser, including seeking the approval of the Board (and Fund shareholders, if required by law) as required pursuant to the Act, and create, file and deliver a supplement to the Disclosure Documents. The Non-Discretionary Sub-Adviser agrees to: (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by the Non-Discretionary Sub-Adviser or change in control of the Non-Discretionary Sub-Adviser as VIA or the Sub-Adviser reasonably deems necessary; and (b) bear the reasonable expenses, including meeting fees, outside counsel fees and required travel costs, of a special meeting of the Board or shareholders if a special meeting of the Board or shareholders is required by law to be called to approve a new agreement with the Non-Discretionary Sub-Adviser. For the avoidance of doubt, Non-Discretionary Sub-Adviser shall not be required to bear any expenses or costs relating to a meeting called for the purpose of approving a non-discretionary investment management agreement with an entity other than the Non-Discretionary Sub-Adviser or its successor.

14.          Representations, Warranties and Agreements of VIA. VIA represents, warrants and agrees that:

(a)	VIA has been duly appointed by the Investment Company Board, and approved by Fund shareholders, to provide investment advisory services to the Funds, and is duly authorized to delegate investment advisory services to one or more sub-advisers, including Non-Discretionary Sub-Adviser.

(b)	The Non-Discretionary Sub-Adviser has been duly appointed by the Investment Company Board, and Fund shareholders (if required by law), to provide investment services to the Advisory Account as contemplated hereby.

(c)	The organization and operation of the Investment Company, including the Fund, comply with the requirements imposed upon the Investment Company by Relevant Law.

(d)	It maintains a reasonably prudent business continuity and disaster recovery plan, and has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach or other event which may affect the Non-Discretionary Sub-Adviser. In the case of a force majeure event, it will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Agreement and resume the performance of its obligations as soon as reasonably possible.

(e)	It has received Part 2A of the Non-Discretionary Sub-Adviser’s then-current Form ADV, if any, on or before its execution of this Agreement.

(f)	It will deliver to the Non-Discretionary Sub-Adviser on a timely basis a true and complete copy of the Fund’s current Disclosure Documents and applicable compliance policies and procedures adopted by the Investment Company pursuant to Rule 38a-1 under the Act as effective from time to time, such other documents or instruments governing the investments of the Advisory Account, and such other information as is necessary for the Non-Discretionary Sub-Adviser to carry out its obligations under this Agreement.

15.	Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a)	It has been duly appointed by the Investment Company Board, and approved by Fund shareholders (if required by law), to provide investment subadvisory services to the Funds, and, if applicable, is duly authorized to delegate investment subadvisory services to Non-Discretionary Sub-Adviser.

(b)	It maintains a reasonably prudent business continuity and disaster recovery plan, and has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach or other event which may affect Non-Discretionary Sub-Adviser. In the case of a force majeure event, it will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Agreement and resume the performance of its obligations as soon as reasonably possible.

(c)	It has received Part 2A of the Non-Discretionary Sub-Adviser’s then-current Form ADV, if any, on or before its execution of this Agreement.

16.	Representations, Warranties and Agreements of the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Advisers Act.

(b)	It has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to the Investment Company a copy of the code of ethics, and such reports as requested by the Investment Company as required by Rule 17j-1 under the Act..

(c)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Non-Discretionary Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act. The Non-Discretionary Sub-Adviser will promptly notify the Investment Company CCO and the VIA Chief Compliance Officer upon detection of any material violations of the Non-Discretionary Sub-Adviser’s compliance policies and procedures that would materially impact the Advisory Account.

(d)	If the Non-Discretionary Sub-Adviser is a partnership, it will notify VIA of any changes in the membership of its partnership within a reasonable time after such change.

(e)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(f)	It maintains insurance coverage in a reasonably appropriate amount and shall upon request provide to VIA any information it may reasonably require concerning the amount of or scope of such insurance.

(g)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify VIA or the Sub-Adviser, as applicable, of any cybersecurity breach which has a direct impact on VIA, the Sub-Adviser, the Investment Company, or the Non-Discretionary Sub-Adviser's duties under this Agreement.

(h)	It has a reasonably prudent disaster recovery and business continuity plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Agreement and resume the performance of its obligations as soon as reasonably possible.

(i)	The delivery of the Model Portfolio will not violate the portfolio holdings disclosure policy of any of the Non-Discretionary Sub-Adviser’s other advisory clients, including any other registered investment company.

17.            Marketing Materials and Use of Name.

(a)	VIA and the Investment Company may use the Non-Discretionary Sub-Adviser’s or, for the sole purpose of identifying or describing the Non-Discretionary Sub-Adviser, its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“Non-Discretionary Sub-Adviser Property”) only: (1) to identify the Non-Discretionary Sub-Adviser as a non-discretionary sub-adviser to the Investment Company, as required by law or governmental regulations; (2) in marketing materials for the Investment Company, provided that such use is limited to: (a) identifying the Non-Discretionary Sub-Adviser and the services performed for the Investment Company by the Non-Discretionary Sub-Adviser; and (b) providing biographical information about the Non-Discretionary Sub-Adviser that is accurately derived from information provided by or made public by the Non-Discretionary Sub-Adviser or its affiliates, except that the Non-Discretionary Sub-Adviser shall have a reasonable opportunity to review any written materials prior to their use to correct any inaccuracies or misstatements. Any other use of the Non-Discretionary Sub-Adviser Property must be expressly pre-approved in writing by the Non-Discretionary Sub-Adviser. Any change in any approved use of Non-Discretionary Sub-Adviser Property requires prior approval in writing by the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, the Sub-Adviser, the Investment Company, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Investment Company, VIA and/or the Sub-Adviser, as applicable, or such use is required to accurately describe the business of the Sub-Adviser.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party associated with such name, derivative thereof or logo and/or its affiliates, and that each other party has the right to use such names with respect to the arrangement described in this Agreement in accordance with the terms of this Agreement only so long as this Agreement shall continue in effect, except as provided herein. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations, or as required by any inquiry of the SEC or other regulatory authority or court action. Notwithstanding the foregoing, to the extent that a party has another relationship with another party separate from this Agreement, this Section 17(b) shall not prohibit such party from using the name of the other party, any derivative of such name, or logo associated with such other party.

18.	Amendment. This Agreement may be amended at any time, but only by written agreement among each of VIA and the Sub-Adviser and the Non-Discretionary Sub-Adviser, which amendment, other than amendments to Exhibit B, D, and E, must be approved by the Board (and Fund shareholders, if required by law) in the manner required under the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of VIA to the Non-Discretionary Sub-Adviser.

19.	Effective Date; Term. This Agreement shall become effective on the date first written above and shall continue in effect for a two year period. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the Act.

20.            Termination.

(a)	This Agreement may be terminated with respect to a Fund without the payment of any penalty:

(i)	At any time by VIA or the Investment Company upon written notice to the other parties to this Agreement;

(ii)	By the Sub-Adviser upon ninety (90) days written notice to VIA and the Non-Discretionary Sub-Adviser;

(iii)	By the Non-Discretionary Sub-Adviser upon ninety (90) days written notice to VIA and the Sub-Adviser; and

(iv)	Immediately upon termination of the Investment Management Agreement between VIA and the Investment Company with respect to the Fund.

(b)	Termination of this Agreement does not affect any:

(i)	Claims by the Non-Discretionary Sub-Adviser in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(ii)	Other claims which either party may have against the other, provided that the Non-Discretionary Sub-Adviser shall not be responsible or liable for any acts or omissions made by VIA or the Sub-Adviser with respect to the Investment Company, including the Fund and the Advisory Account, as applicable, following the termination of this Agreement.

(c)	Promptly after any written notice of any termination of this Agreement, the Non-Discretionary Sub-Adviser shall:

(i)	Notify VIA of any fees, charges and expenses due the Non-Discretionary Sub-Adviser through the termination date; and

(ii)	Deliver to VIA copies of all records which may be reasonably required by VIA in respect of the Advisory Account.

(d)	Upon termination of this Agreement, none of VIA, the Sub-Adviser or the Investment Company, including the Fund, may continue to use the Model Portfolio unless immediate termination of such use would be harmful to the Fund and its shareholders. If immediate termination of use of the Model Portfolio would not be in the best interest of the Fund, VIA and/or the Sub-Adviser shall use reasonable efforts to cease use of the Model Portfolio as soon as practicable in a manner that would not negatively impact the Fund.

(e)	As stated in Section 13 above, this Agreement will terminate automatically upon assignment by any party.

21.	Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Delaware excluding the laws relating to conflicts of laws.

22.	No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

23.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

24.	Severance. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

25.	Third-Party Beneficiaries. The only parties to this Agreement are VIA, the Sub-Adviser and the Non-Discretionary Sub-Adviser, and VIA, the Sub-Adviser and the Investment Company, solely on behalf of the Fund(s), are the only beneficiaries of the Non-Discretionary Sub-Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

26.	Counterparts. This Agreement may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

27.            Notices.

(a)	The Non-Discretionary Sub-Adviser shall:

(i)	Notify VIA and/or the Sub-Adviser, as applicable, promptly of any instruction relating to the investment management of the Advisory Account given to it pursuant to the terms of this Agreement (including the Investment Guidelines) or of any Relevant Law that has not been complied with;

(ii)	Notify VIA and the Sub-Adviser immediately of any event having a significant adverse effect on the financial position of the Model Portfolio, with such particulars as VIA or the Sub-Adviser may reasonably require; and

(iii)	Notify VIA and the Sub-Adviser promptly if the Non-Discretionary Sub-Adviser is, or if the Non-Discretionary Sub-Adviser is of the opinion that it may soon be, in breach of any of the representations or warranties, or breach of any agreements, set out in this Agreement.

(b)	Each of VIA and the Sub-Adviser shall notify the Non-Discretionary Sub-Adviser if VIA or the Sub-Adviser, respectively, is, or is of the opinion that it may soon be, be in breach of any of its respective representations or warranties hereunder, or has or may have committed a material breach of any agreements set out in this Agreement.

(c)	Any notice given under this Agreement shall be in writing and shall be sent to the address or email address as set out in Exhibit E or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party's address; and

(ii)	In the case of delivery by email, when sent, provided that such email shall not be deemed to have been delivered if the sender receives prompt notice that the email was not delivered to the intended recipient.

If delivery or receipt occurs on a day that is not a business day or is later than 4:00 p.m. Eastern Time, it shall be taken to have been duly given at the commencement of the next business day.

28.	Limitation of Liability. The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agree that obligations assumed by the Investment Company pursuant to this Agreement shall be limited in all cases to the Investment Company and its assets, and if the liability relates to one or more Fund(s), the obligations hereunder shall be limited to the respective assets of the Fund(s). The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Investment Company. The execution and delivery of this Agreement by officers of VIA, the Sub-Adviser and the Non-Discretionary Sub-Adviser, acting as such, shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.

The parties have caused this Agreement to be executed as of the day and year first written above.

Numeric Investors LLC		Venerable Investment Advisers, LLC

BY:	/s/ Heidi Roderick	BY:	/s/ Michal Levy

NAME:	Heidi Roderick	NAME:	Michal Levy

TITLE:	Vice President	TITLE:	Head of Venerable Investment Advisers, LLC

Russell Investment Management, LLC

BY:	/s/ Jon Eggins

NAME:	Jon Eggins

TITLE:	Managing Director, Head of Portfolio Management

EXHIBITS:	A.	Funds Subject to the Agreement
	B.	Records to be Maintained by the Sub-Adviser
	C.	Fees for Sub-Advisory Services
	D.	Authorized Persons
	E.	Notice Information

EXHIBIT A

FUNDS SUBJECT TO NON-DISCRETIONARY SUB- MANAGEMENT AGREEMENT

Venerable Emerging Markets Equity Fund

Venerable World Equity Fund

EXHIBIT B

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

*1.	A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,
B.	The terms and conditions of the order, and of any modification or cancellation thereof,
C.	The time of entry or cancellation,
D.	The price at which executed,
E.	The time of receipt of report of execution, and
F.	The name of the person who placed the order on behalf of the Investment Company (Rule 31a-1(b)(5) and (6) of the Act).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,
(b)	The Investment Management Company,
(c)	Yourself (i.e., the Sub-Adviser), and
(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (Rule 31a-1(b)(9) of the Act).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (Rule 31a-1(b)(10) of the Act) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions on behalf of the Investment Company (Rule 31a-1(f) of the Act).

*	Maintained as property of the Investment Company pursuant to Rule 31a-3(a) of the Act.
**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C

FEES FOR NON-DISCRETIONARY SUB-ADVISORY SERVICES

VENERABLE EMERGING MARKETS EQUITY FUND

For the Non-Discretionary Sub-Adviser’s provision of the Model Portfolio under this Agreement, VIA, acting as manager for the Investment Company, shall pay the Non-Discretionary Sub-Adviser a fee calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. The effective fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rates specified in the table below. Fees for individual Advisory Accounts (as defined in Section 1(a) of the Agreement) shall be determined by multiplying the Average Account Net Assets (as defined below) by the effective fee rate.

[   ] b.p. on the first U.S. $[    ]

[   ] b.p. on the next U.S. $[    ]
[   ] b.p. on the balance
(expressed as annualized rates)
(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for an individual Advisory Account for any quarter shall mean the average of the Advisory Account’s assets on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use a substantially equivalent investment strategy to that employed by the Non-Discretionary Sub-Adviser with respect to the Model Portfolio (“other accounts”).

In order for the Non-Discretionary Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, the Sub-Adviser will provide the Non-Discretionary Sub-Adviser each Advisory Account value as of the last business day of the prior month.

If the Non-Discretionary Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Non-Discretionary Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean the Sub-Adviser and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted by the Non-Discretionary Sub-Adviser to the Sub-Adviser in USD. The Sub-Adviser will then provide an invoice to VIA indicating the fees to be paid by VIA to the Non-Discretionary Sub-Adviser for services rendered under this Agreement.

Numeric Investors LLC
Non-Discretionary Sub-Management Agreement

Effective Date: September 1, 2025

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT C-1

FEES FOR NON-DISCRETIONARY SUB-ADVISORY SERVICES

VENERABLE WORLD EQUITY FUND

For the Non-Discretionary Sub-Adviser’s provision of the Model Portfolio under this Agreement, VIA, acting as manager for the Investment Company, shall pay the Non-Discretionary Sub-Adviser a fee calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. The effective fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rates specified in the table below. Fees for individual Advisory Accounts (as defined in Section 1(a) of the Agreement) shall be determined by multiplying the Average Account Net Assets (as defined below) by the effective fee rate.

[   ] b.p. on the first U.S. $[    ]
[   ] b.p. on the next U.S. $[    ]
[   ] b.p. on the balance
(expressed as annualized rates)
(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for an individual Advisory Account for any quarter shall mean the average of the Advisory Account’s assets on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use a substantially equivalent investment strategy to that employed by the Non-Discretionary Sub-Adviser with respect to the Model Portfolio (“other accounts”).

In order for the Non-Discretionary Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, the Sub-Adviser will provide the Non-Discretionary Sub-Adviser each Advisory Account value as of the last business day of the prior month.

If the Non-Discretionary Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Non-Discretionary Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean the Sub-Adviser and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted by the Non-Discretionary Sub-Adviser to the Sub-Adviser in USD. The Sub-Adviser will then provide an invoice to VIA indicating the fees to be paid by VIA to the Non-Discretionary Sub-Adviser for services rendered under this Agreement.

Numeric Investors LLC
Non-Discretionary Sub-Management Agreement

Effective Date: September 1, 2025

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT D

AUTHORIZED PERSONS

Authorized Persons of VIA:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Timothy W. Brown, EVP, President

Michal Levy, SVP, Head of VIA

(b)	Amending Investment Guidelines

Michal Levy, SVP, Head of VIA

Anthony DiOstilio, Senior Portfolio Manager

Matthew Rizzo, Senior Portfolio Manager

Authorized Persons of the Sub-Adviser:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Jon Eggins, Managing Director, Head of Portfolio Management

Josh Houchin, Head of Portfolio Implementation, North America

(b)	Amending Investment Guidelines (in consultation with and subject to the ultimate approval of VIA):

Jon Eggins, Managing Director, Head of Portfolio Management

Josh Houchin, Head of Portfolio Implementation, North America

Justin Minaker, Associate Director, Investment Operations

Christina Martin, Associate Director, Product Operations

Authorized Persons of the Non-Discretionary Sub-Adviser:

(a)	Execution of Non-Discretionary Sub-Management Agreement and Amendments and Acknowledgement of Termination:

Please refer to the attached Certificate of Incumbency

(b)	Acknowledgement of Receipt of Amended Investment Guidelines:

Please refer to the attached Certificate of Incumbency

EXHIBIT E

NOTICE INFORMATION

1.	VIA

	Attention:	VIA General Counsel

	Address:	1475 Dunwoody Drive Suite 200 West Chester, PA 19380
	Email:	VIAlegal@venerable.com

2.	Sub-Adviser

	Attention:	General Counsel

	Address:	1301 2nd Ave., 18th Floor Seattle, WA 98101
	Email:	legalnotices@russellinvestments.com

3.	Non-Discretionary Sub-Adviser

	Attention:	Numeric Investors LLC

	Address:	200 Pier 4 Blvd, 5th Floor, Boston, MA, 02210
	Email:	LegalNumeric@man.com